Exhibit 4.2

PAYMENT AND GUARANTEE AGREEMENT

THIS PAYMENT AND GUARANTEE AGREEMENT (the “Guarantee”), dated as of March 8, 2004, is executed and delivered by Banco Santander Central Hispano, S.A., a sociedad anónima incorporated under the laws of the Kingdom of Spain (the “Guarantor”), and will be executed and accepted by the Issuer (as defined below), as issuer of the Series 1 Preferred Securities (as defined below) and each Registrar and Paying Agent (as defined below) for the benefit of the Holders (as defined below).

WHEREAS, the Guarantor desires to cause the Issuer to issue the Series 1 Preferred Securities and the Guarantor desires to issue this Guarantee for the benefit of the Holders, as provided herein; and

WHEREAS, the Guarantor desires hereby irrevocably and unconditionally to agree to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the purchase of Series 1 Preferred Securities and the Guarantee by each Holder, which the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee for the benefit of the Holders.

ARTICLE I

As used in this Guarantee, the following terms shall, unless the context otherwise requires, have the following meanings:

“Bank Shares” means the ordinary shares of the Guarantor.

“Distributable Profits” means for any fiscal year, the Guarantor’s reported net profit , determined after tax and extraordinary items for such year, as derived from the Guarantor’s audited, non-consolidated profit and loss account prepared in accordance with generally accepted accounting principles in Spain and under the requirements and guidelines of the Bank of Spain and other Spanish law in effect at the time of such preparation even if not yet approved at a general meeting of shareholders. In the event that on any distribution payment date, the audit of the non-consolidated profit and loss account has not been completed, the reference to be used to calculate the Distributable Profits will be the balance of the unaudited non-consolidated profit and loss account of the Guarantor as reported in the financial statements delivered to the Bank of Spain in respect of December 31st of the preceding fiscal year.

“Distributions” means the amount of accrued non-cumulative cash distributions payable per Series 1 Preferred Security in accordance with the terms thereof.

“Group” means the Guarantor together with its consolidated subsidiaries.

“Guarantee Payments” means (without duplication) (i) any accrued but unpaid Distributions on the Series 1 Preferred Securities for the most recent distribution period; (ii) the Redemption Price payable with respect to the Series 1 Preferred Securities redeemed by the

Issuer thereof; and (iii) the Liquidation Distributions due on the Liquidation Date, in each case subject to the limitations contained in Section 2.01 hereof.

“Holder” shall mean any holder from time to time of any Series 1 Preferred Securities of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of the Series 1 Preferred Securities have given any request, notice, consent or waiver hereunder, Holder shall not include the Guarantor or any Subsidiary (as defined below) of the Guarantor (including the Issuer).

“Issuer” shall mean Santander Finance Preferred S.A. Unipersonal, a sociedad anónima incorporated under the laws of the Kingdom of Spain.

“Liquidation Date” shall mean the date of final distribution of the assets of the Issuer in the case of a winding-up of the Issuer (whether voluntary or involuntary).

“Liquidation Distributions” means, with respect to each of the Series 1 Preferred Securities, the liquidation preference per share as provided by the terms thereof, plus accrued and unpaid Distributions to the Liquidation Date.

“Preferred Securities” means any preferred securities issued under the second additional provision of Spanish Law 13/1985 and any other preferred securities and preference shares issued under different jurisdictions of the Issuer or other Subsidiaries of the Guarantor including preferred securities and preference shares issued through any Subsidiary of the Guarantor established in other jurisdictions that are entitled to the benefits of a guarantee ranking equally to participation in profits with the Bank’s obligations under this Guarantee.

“Redemption Price” shall mean with respect to each Series 1 Preferred Security the amount required under the terms thereof to be paid to a Holder upon the redemption of such Series 1 Preferred Security, including any accrued and unpaid distributions to the redemption date.

“Registrar and Paying Agent” means The Bank of New York together with its successors and assigns.

“Series 1 Preferred Securities” means the 7,600,000 6.41% Non-Cumulative Guaranteed Series 1 Preferred Securities (par value $25.00 per security) of the Issuer, the Holders of which are entitled to the benefits of this Guarantee as evidenced by the execution of an acceptance in the form attached hereto.

“Subsidiary” of the Guarantor means any entity in which the majority of the voting stock is owned directly or indirectly (through a Subsidiary) by the Guarantor.

ARTICLE II

Section 2.01                                (a)  Subject to the limitations contained in the following paragraphs of this Section 2.01, the Guarantor irrevocably and unconditionally agrees to pay in full to the Holders, the Guarantee Payments (except to the extent paid by the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. This Guarantee is continuing, irrevocable, unconditional and absolute.

(b)                                 Notwithstanding Section 2.01(a), the Guarantor shall not be obligated to make any Guarantee Payments on related Distributions (including accrued and unpaid Distributions relating to the Redemption Price or Liquidation Distributions) on any Series 1 Preferred Securities if the related payment, together with (a) any other distributions or dividends previously paid during the then-current fiscal year and (b) any distributions or dividends proposed to be paid during the then-current calendar quarter, in each case on or in respect of (i) the Series 1 Preferred Securities and any other Preferred Securities, and (ii) all other preferred securities issued by the Guarantor ranking equally as to participation in profits with the Guarantor’s obligations under the Guarantee, would exceed the Distributable Profits for the preceding fiscal year. Moreover, even if Distributable Profits are sufficient, the Guarantor shall not be obligated to make any payments hereunder to the extent that, in accordance with applicable Spanish banking regulations affecting banks which fail to meet their capital ratios on a parent company only or consolidated basis, the Guarantor would be limited in making payments on preferred securities that it issued that rank equally as to participation in profits with the Guarantor’s obligations under this Guarantee.

(c)                                  Notwithstanding Section 2.01(a), if, at the time that any Liquidation Distributions are to be paid in respect of each of the Series 1 Preferred Securities by the Guarantor, proceedings are pending or have been commenced for the voluntary or involuntary liquidation, dissolution or winding-up of the Guarantor or for a reduction in the Guarantor’s shareholders’ equity pursuant to Article 169 of the Spanish Corporations Law (Ley de Sociedades Anonimas), then payments for such Liquidation Distributions and any liquidation distributions payable with respect to (a) the most senior preferred securities (if any) of the Guarantor and (b) all other Preferred Securities, shall not exceed the liquidation distributions that would have been payable from the assets of the Guarantor (after payment in full in accordance with Spanish law of all creditors of the Guarantor, including holders of its subordinated debt, but excluding holders of any guarantee or other contractual right expressed to rank equally with or junior to this Guarantee) had all such Preferred Securities been issued by the Guarantor and ranked (i) junior to all liabilities of the Guarantor, (ii) equally with the most senior preferred securities, if any, of the Guarantor and (iii) senior to the Bank Shares. In the event of any such liquidation or winding up of the Guarantor or a reduction in its shareholders’ equity pursuant to Article 169 of the Spanish Corporations Law, the Guarantor will exercise its voting rights in order to wind up the Issuer, subject to the prior consent of the Bank of Spain.

(d)                                 In the event that the amounts described in Section 2.01 (a) are not payable in full by reason of the limitation referred to in Section 2.01(b) or (c), such amounts shall be made pro rata among the holders of Preferred Securities in proportion to the amounts that would have been payable but for such limitation.

Section 2.02                                The Guarantor hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 2.03                                The obligations, covenants, agreements and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a)                                  the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Series 1 Preferred Securities to be performed or observed by the Issuer;

(b)                                 the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distributions or any other sums payable under the terms of the Series 1 Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, such Series 1 Preferred Securities;

(c)                                  any failure, omission, delay or lack of diligence on the part of Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Series 1 Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

(d)                                 the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(e)                                  any invalidity of, or defect or deficiency in, the Series 1 Preferred Securities; or

(f)                                    the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 2.04                                This is a guarantee of payment and not of collection. A Holder may enforce this Guarantee directly against the Guarantor, and the Guarantor waives any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor. Subject to Section 2.05, all waivers herein contained shall be without prejudice to the Holders’ right at the Holders’ option to proceed against the Issuer, whether by separate action or by joinder. The Guarantor agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full and by complete performance of all obligations of the Guarantor contained in this Guarantee.

Section 2.05                                The Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee and shall have the right to waive payment of any amount of Distributions in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount on the Series 1 Preferred Securities is paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay such amount to the Holders.

Section 2.06                                Subject to applicable law and regulations and the requirements of any stock exchange on which the Series 1 Preferred Securities may at the time be listed, the Guarantor, at its sole option, shall be entitled to purchase Series 1 Preferred Securities from any Holder, as a whole but not in part, to the extent that the Issuer may purchase any Series 1 Preferred Securities.

Section 2.07                                The Guarantor acknowledges that its obligations hereunder are several and independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive of Section 2.03 hereof.

Section 2.08                                The Guarantor represents and warrants that, subject to applicable laws, its obligations hereunder rank and will at all times rank (a) junior to all liabilities of the Guarantor, including subordinated liabilities (other than any guarantee or contractual right expressed to rank equally with or junior to this Guarantee), (b) equally with the most senior preferred securities issued by the Guarantor, if any, or any obligations of the Guarantor under any guarantee issued by it relating to any Preferred Securities and (c) senior to the Bank Shares.

Each Holder by its acquisition of Series 1 Preferred Securities will be deemed to waive all other priorities that Spanish law or regulations may confer at any time including those arising under articles 92 and 158 of Law 22/2003 of 9 July 2003 (Ley Concursal).

ARTICLE III

Section 3.01                                The Guarantor agrees not to issue any preferred securities or preference shares ranking senior to its obligations hereunder and agrees not to guarantee payments in respect of any Preferred Securities of Subsidiary of the Guarantor if such guarantee would rank senior to this Guarantee (including, without limitation, any guarantee that would provide a priority of payment with respect to Distributable Profits) unless this Guarantee is amended to give the Holders of Series 1 Preferred Securities such rights and entitlements as are contained in or attached to such preferred securities or preference shares or such other guarantee, so that this Guarantee ranks equally with, and contains substantially equivalent rights of priority on payment of Distributable Profits if any, as such preferred securities or preference shares or other guarantee.

Section 3.02                                The Guarantor agrees that if any amount required to be paid pursuant to this Guarantee in respect of a Distribution payable during the most recent quarterly distribution period has not been paid, whether by reason of the limitations of Section 2.01(b) hereof or otherwise; (i) no dividends (other than in the form of the Bank Shares or other shares of the Guarantor ranking junior to obligations of the Guarantor under this Guarantee) will be declared or paid or set apart for payment, or (ii) other distribution made, upon the Bank Shares or any other shares of the Guarantor ranking junior to the obligations of the Guarantor under this

Guarantee, and (iii) nor will any Bank Shares or any other shares of the Guarantor ranking junior to the obligations of the Guarantor under this Guarantee be redeemed, repurchased or otherwise acquired for any consideration (including any amount to be paid or made available for a sinking fund for the redemption of any Bank Shares) by the Guarantor (except by conversion into or exchange of shares of the Guarantor ranking junior to the obligations of the Guarantor under this Guarantee), until such time as the Issuer or the Guarantor pursuant to this Guarantee shall have resumed the payment of, or set aside payment with respect to, full Distributions on the Series 1 Preferred Securities for four consecutive quarterly distribution periods.

Section 3.03                                The Guarantor agrees to maintain ownership of 100% of the ordinary shares of the Issuer, directly or indirectly, as long as any Series 1 Preferred Securities remain outstanding.

ARTICLE IV

This Guarantee shall terminate and be of no further force and effect upon payment in full of the Redemption Price of all outstanding Series 1 Preferred Securities or upon payment of the Liquidation Distributions and liquidation of the Issuer; provided, however, that this Guarantee shall continue to be effective or shall be reinstated (as the case may be) if at any time a Holder of a Series 1 Preferred Securities is required to restore payment of any sums paid on such Series 1 Preferred Securities or under this Guarantee.

ARTICLE V

Section 5.01                                All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders.  The Guarantor shall not assign its obligations hereunder without the prior approval of the Holders of not less than two-thirds in liquidation preference of the outstanding Series 1 Preferred Securities or by special resolution adopted at a general meeting of holders (Junta General Especial de Partícipes) and approved by Holders of at least two-thirds of the liquidation preference of the outstanding Series 1 Preferred Securities; provided, however, that the foregoing shall not preclude the Guarantor from merging or consolidating with, or transferring or otherwise assigning all or substantially all of its assets to, a banking organization or any other entity permitted by applicable laws without obtaining any approval of such holders.

Section 5.02                                Except for those changes (a) required by Section 3.01 hereof, (b) which do not adversely affect the rights of Holders or (c) necessary or desirable to give effect to any one or more transactions referred to in the proviso to Section 5.01 (in any of which cases no agreement will be required), this Guarantee shall be changed only by agreement in writing signed by the Guarantor with the prior approval of the Holders of not less than two-thirds of the liquidation preference of the Series 1 Preferred Securities, or by a special resolution adopted at a general meeting of holders (Junta General Especial de Partícipes) and approved by Holders of at least two-thirds of the liquidation preference of the outstanding Series 1 Preferred Securities.

Section 5.03                                Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor or by telex or facsimile transmission (confirmed by mail) addressed to the Guarantor, as follows (and if so given, shall be deemed given upon receipt of an answer-back, if sent by telex, or upon mailing of confirmation, if given by facsimile transmission):

Banco Santander Central Hispano, S.A.
Paseo de la Castellana, 75
28046 Madrid, Spain
Facsimile: (011) 34-91-418-7008

Attention: Financial Division Dept.

The address of the Guarantor may be changed at any time and from time to time and shall be the most recent such address furnished in writing by the Guarantor to the Registrar and Paying Agent.

Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to holders of the Preferred Securities.

Section 5.04                                This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Series 1 Preferred Securities. The Issuer may include on the share certificates representing Series 1 Preferred Securities a legend in substantially the following form:

THE HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS, AND IS SUBJECT TO THE LIMITATIONS, OF THE PAYMENT AND GUARANTEE AGREEMENT, DATED AS OF MARCH 8, 2004, EXECUTED AND DELIVERED BY BANCO SANTANDER CENTRAL HISPANO, S.A. FOR THE BENEFIT OF HOLDERS FROM TIME TO TIME OF THIS SECURITY. COPIES OF THE PAYMENT AND GUARANTEE AGREEMENT ARE AVAILABLE UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER.

Section 5.05                                The Guarantor will furnish any Holder, upon request of such Holder, with a copy of its annual report, and any interim reports, made generally available by the Guarantor to holders of the Bank Shares.

Section 5.06                                This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5.07                                The Guarantor agrees that any legal suit, action or proceeding brought by any Holder arising out of or based upon this Guarantee may be instituted in any state or federal court in the City and State of New York, and waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Guarantor has appointed its New York Branch, located at 45 East 53rd Street, New York, New York 10022, as its authorized agent (the “Authorized Agent”) upon which process may be served in any action based on this Guarantee that may be instituted in any state or federal court in the City and State of New York by any Holder, and expressly accepts the jurisdiction of any such court, but only in respect of claims arising out of or based upon this Guarantee. The Guarantor represents and warrants that its New York Branch has agreed to act as said agent for service of process and agrees to take any and all action, including the filing of any and all documentation and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If said agent shall cease to act in such capacity, the Guarantor will appoint without delay another such agent. Notwithstanding the foregoing, any action based on this Guarantee may be instituted by any Holder in any competent court in Spain.

THIS GUARANTEE is executed as of the day and year first above written.

BANCO SANTANDER CENTRAL HISPANO, S.A.

By:	/s/ JOSÉ ANTONIO ÁLVAREZ ÁLVAREZ
Name:
Title:

The undersigned hereby agrees that the Series 1 Preferred Securities are entitled to the benefits of this Payment and Guarantee Agreement dated as of March 8, 2004.

SANTANDER FINANCE PREFERRED, S.A. UNIPERSONAL (Issuer)

By:	/s/ IÑIGO BARRERA
Name:
Title:

Dated as of March 11, 2004

The undersigned hereby agrees to act as Transfer Agent, Registrar and Paying Agent with respect to the Series 1 Preferred Securities and is not otherwise a party to the Payment and Guarantee Agreement and shall have no duties other than those of Registrar and Paying Agent with respect to the Series 1 Preferred Securities.

THE BANK OF NEW YORK Registrar and Paying Agent

By:	/s/ STACY BEECH
Name:
Title:

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This acceptance may be executed in counterparts

The undersigned hereby agrees that the Series 1 Preferred Securities are entitled to the benefits of this Payment and Guarantee Agreement dated as of  March 11, 2004.

SANTANDER FINANCE PREFERRED, S.A. UNIPERSONAL (Issuer)

By:	/s/ IÑIGO BARRERA
Name:
Title:

Dated as of:

The undersigned hereby agrees to act as Transfer Agent, Registrar and Paying Agent with respect to the Series 1 Preferred Securities and is not otherwise a party to the Payment and Guarantee Agreement and shall have no duties other than those of Registrar and Paying Agent with respect to such Preferred Securities.

THE BANK OF NEW YORK [Registrar and Paying Agent]

By:	/s/ STACY BEECH
Name:
Title:

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This acceptance may be executed in counterparts